Exhibit 23.4

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 8, 2021

Board of Directors

Ecopetrol S.A.

Calle 35 No. 7-21 Piso 1

Bogota, D.C. Colombia

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and to the inclusion of and information derived from our report of third party dated February 12, 2021, containing our opinions regarding our estimates, as of December 31, 2020, of the proved oil, condensate, natural gas liquids, gas, and oil equivalent reserves of certain selected properties that Ecopetrol S.A. has represented it holds in Colombia and the United States as set forth under the headings “3. Business Overview–3.5 Exploration and Production–3.5.3 Reserves,” “8. Financial Statements,” and “10. Exhibits” and as Exhibit No. 99.3 in the Annual Report on Form 20-F of Ecopetrol S.A. for the year ended December 31, 2020 (the Annual Report), and to the incorporation by reference of this consent and our report of third party into Ecopetrol S.A.’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission on June 1, 2018 (the Registration Statement). We further consent to the references to DeGolyer and MacNaughton as set forth in the Registration Statement under the heading “Experts,” provided, however, that we are necessarily unable to verify the accuracy of the reserves estimates contained in the Annual Report because our estimates of reserves have been combined with estimates of reserves prepared by other petroleum consultants.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716